EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.68 on Revenue of $123 Million; Debt to Equity of 45.6% and Debt to Finance Receivables of 25.6%

BENTONVILLE, Ark., May 27, 2014 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its fiscal 2014 fourth quarter and full fiscal year ended April 30, 2014. The Company repurchased 1.3% of its outstanding shares during the quarter.

Highlights of fourth quarter operating results:

  Net income of $6.3 million - $.68 per diluted share vs. $.92 per diluted share for prior year quarter
  Revenues of $123 million compared to $126 million for the prior year quarter with same store revenue decrease of 7.1%
  Retail unit sales decrease of 1.9% to 10,565 from 10,767 for the prior year quarter with 26.9 retail units sold per dealership per month down from 29.4 for prior year quarter
  Average retail sales price decreased $178 to $9,785 or 1.8% from the prior year quarter and increased $46 or 0.5% sequentially
  Net charge-offs as a percent of average finance receivables of 8.3%, up from 7.1% for prior year quarter
  Provision for credit losses of 25.3% of sales vs. 22.6% for prior year quarter
  Selling, General and Administrative Expenses at 17.9% of sales vs. 17.0% for prior year quarter
  Opened four new dealerships during the quarter - dealership count now at 134
  Active accounts base now almost 61,000
  Reduced total debt during the quarter by $17.3 million resulting in year-end debt to equity of 45.6% and debt to finance receivables of 25.6% compared to debt to equity of 49.2% and debt to finance receivable of 27.4% at April 30, 2013
  Allowance for credit losses at 23.5% of finance receivables at April 30, 2014, up from 21.5% at April 30, 2013

Highlights of full fiscal year operating results:

  Net income of $21.1 million or $2.25 per diluted share ($2.76 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses made in the third quarter) vs. $3.36 per diluted share for prior year
  Revenue increase of 5.3% to $489 million from $465 million for the prior year with same store revenue decrease of 0.8%
  Retail unit sales increase of 4.5% to 42,551 from 40,737 for the prior year with a 0.5% increase in average retail sales price to $9,768 with 27.7 retail units sold per dealership per month down from 28.8 for prior year
  Net Charge-offs as a percentage of average finance receivables of 28.2% compared to 25.2% for the prior year
  Provision for credit losses of 27.4% of sales (25.7% excluding the effect of the increase in the allowance for credit losses made in the third quarter) vs. 23.1% for prior year
  Opened ten new dealerships during the year
  Strong cash flows supporting the increase in revenues and the $16 million increase in finance receivables, $7.1 million in net capital expenditures, and $12.8 million in common stock re-purchases, with a $2.5 million decrease in total debt

"Net charge-offs were higher in the fourth quarter than we have typically seen, and we have tried to take the necessary steps to improve in this most important area of the business. The bottom line is that too many of our customers did not successfully fulfill the requirements of their contracts. Our mission is to earn our customers' repeat business by providing quality vehicles, affordable payment terms and excellent service. To us success means that our customers have equity in their vehicle quickly and as a result own an asset at the end of the contract term. Unfortunately, in many cases competition does not share this same view of customer success and that market dynamic is certainly pushing up our default rates," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "The higher charge-off levels led us to be more disciplined with the structures of our 4th quarter deals and we are confident we will see improvement in customer success rates as a result. Holding a stronger line for better deal structures, however, contributed to the top line challenges we experienced as we did forego some sales opportunities to assure better success rates for our customers on these most recent sales. We intend to continue to push for better deal structures but at the same time remain aware of the necessary balance for the sales side of the equation. We remain committed to growing our business the right way by setting our customers up to succeed so that we will be in a position to earn their repeat business in the future."

"We opened ten new dealerships this year and have two more to be opened within the next thirty days; one each in Alabama and Tennessee. Our new dealerships are performing well and we are excited to be adding great new towns to our footprint. During the year we added almost 2,900 active accounts and are working hard to help make our new customers, and our existing customers, successful. We remain committed to continuing to grow our dealership count into the future, but given the current market dynamics we will be even more selective as we move forward. Being more selective, we will likely see new dealership openings for this upcoming year at less than our recent 10% rate; our targeted number of openings is eight dealerships for fiscal 2015," added Mr. Henderson.

 "Our business model is strong despite recent challenges as evidenced by the fact that we generated a 10% return on a conservative equity base in 2014 (12% excluding the increase in the allowance for credit losses). By focusing on cash flows we were able to pay down $2.5 million in debt while adding 10 new dealerships, growing the receivable base by $16 million, repurchasing almost $13 million in common stock and investing almost $3 million in GPS technology. We accomplished all this in a year that could be considered the most difficult in the Company's history from both a macroeconomic standpoint for our customers coupled with the extremely competitive environment on the financing side. We believe that our customers have never been more stressed financially and, at the same time, have never been presented with more aggressive financing options for their vehicles," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "We had been optimistic that interest rates may rise and give us some relief on the competitive side by potentially re-directing some money in search of yield.  That has not happened so we continue to focus our energies on those things we can control and where we can make a difference. We are committed to maximizing our operational efficiencies and being best in class on expenses with both the retail and financing sides of the business. At the same time, we will do everything we can to add value to the customer and help them succeed."

"Our debt to equity improved to 45.6% and our debt to finance receivables improved to 25.6% at April 30, 2014 compared to debt to equity of 49.2% and debt to finance receivables of 27.4% at April 30, 2013. Obviously, we have a very healthy balance sheet," added Mr. Williams. "We repurchased 112,978 shares of our common stock during the quarter or about 1.3% of the outstanding shares. Since February 1, 2010 we have repurchased 3.2 million shares or 28% of the Company. We will stay focused on cash on cash returns, and we believe in our long-term value and will continue to invest in the repurchase program when favorable conditions exist. Our first priority for capital allocation will continue to be to support the healthy growth of the business."

Conference Call

Management will be holding a conference call on Wednesday, May 28, 2014 at 11:00 a.m. Eastern Time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 41585308.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 134 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

			% Change	As a % of Sales
	Three Months Ended		2014	Three Months Ended
	April 30,		vs.	April 30,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	10,565	10,767	(1.9)%
Average number of stores in operation	131	122	7.4
Average retail units sold per store per month	26.9	29.4	(8.5)
Average retail sales price	$ 9,785	$ 9,963	(1.8)
Same store revenue growth	(7.1)%	5.3%
Net charge-offs as a percent of average Finance Receivables	8.3%	7.1%
Collections as a percent of average Finance Receivables	17.5%	17.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	78.9%	77.5%
Average down-payment percentage	9.7%	8.7%

Period End Data:
Stores open	134	124	8.1%
Accounts over 30 days past due	4.4%	5.1%
Finance Receivables, gross	$ 379,332	$ 363,394	4.4%

Operating Statement:
Revenues:
Sales	$ 109,190	$ 113,034	(3.4)%	100.0%	100.0%
Interest income	13,434	12,501	7.5	12.3	11.1
Total	122,624	125,535	(2.3)	112.3	111.1

Costs and expenses:
Cost of sales	63,782	65,654	(2.9)	58.4	58.1
Selling, general and administrative	19,546	19,198	1.8	17.9	17.0
Provision for credit losses	27,645	25,536	8.3	25.3	22.6
Interest expense	706	781	(9.6)	0.6	0.7
Depreciation and amortization	878	756	16.1	0.8	0.7
Loss on Disposal of Property and Equipment	--	58	--	--	0.1
Total	112,557	111,983	0.5	103.1	99.1

Income before taxes	10,067	13,552		9.2	12.0

Provision for income taxes	3,754	4,763		3.4	4.2

Net income	$ 6,313	$ 8,789		5.8	7.8

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 6,303	$ 8,779

Earnings per share:
Basic	$ 0.72	$ 0.97
Diluted	$ 0.68	$ 0.92

Weighted average number of shares outstanding:
Basic	8,761,994	9,017,440
Diluted	9,213,030	9,494,167

			% Change	As a % of Sales
	Years Ended		2014	Years Ended
	April 30,		vs.	April 30,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	42,551	40,737	4.5%
Average number of stores in operation	128	118	8.5
Average retail units sold per store per month	27.7	28.8	(3.8)
Average retail sales price	$ 9,768	$ 9,721	0.5
Same store revenue growth	(0.8)%	3.3%
Net charge-offs as a percent of average Finance Receivables	28.2%	25.2%
Collections as a percent of average Finance Receivables	58.0%	60.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.1%	80.5%
Average down-payment percentage	6.6%	6.6%

Period End Data:
Stores open	134	124	8.1%
Accounts over 30 days past due	4.4%	5.1%
Finance Receivables, gross	$ 379,332	$ 363,394	4.4%

Operating Statement:
Revenues:
Sales	$ 434,504	$ 415,740	4.5%	100.0%	100.0%
Interest income	54,683	48,936	11.7	12.6	11.8
Total	489,187	464,676	5.3	112.6	111.8

Costs and expenses:
Cost of sales	251,319	238,984	5.2	57.8	57.5
Selling, general and administrative	78,591	73,180	7.4	18.1	17.6
Provision for credit losses	119,247	96,035	24.2	27.4	23.1
Interest expense	2,997	2,937	2.0	0.7	0.7
Depreciation and amortization	3,285	2,826	16.2	0.8	0.7
Loss on Disposal of Property and Equipment	76	58	31.0	--	--
Total	455,515	414,020	10.0	104.8	99.6

Income before taxes	33,672	50,656		7.7	12.2

Provision for income taxes	12,543	18,491		2.9	4.4

Net income	$ 21,129	$ 32,165		4.9	7.7

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 21,089	$ 32,125

Earnings per share:
Basic	$ 2.36	$ 3.53
Diluted	$ 2.25	$ 3.36

Weighted average number of shares outstanding:
Basic	8,930,592	9,111,851
Diluted	9,391,667	9,569,702

	April 30,	April 30,
	2014	2013

Cash and cash equivalents	$ 289	$ 272
Finance receivables, net	$ 293,299	$ 288,049
Inventory	$ 30,115	$ 32,827
Total assets	$ 363,297	$ 358,265
Total debt	$ 97,032	$ 99,563
Treasury stock	$ 107,301	$ 94,547
Stockholders' equity	$ 213,006	$ 202,268
Shares outstanding	8,735,842	9,023,290

Finance receivables:
Principal balance	$ 379,332	$ 363,394
Deferred revenue - payment protection plan	(13,233)	(12,910)
Allowance for credit losses	(86,033)	(75,345)

Finance receivables, net of allowance and deferred revenue	$ 280,066	$ 275,139

Allowance as % of principal balance	23.50%	21.50%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2014	2013
Balance at beginning of period	$ 75,345	$ 65,831
Provision for credit losses	119,247	96,035
Charge-offs, net of collateral recovered	(108,559)	(86,521)
Balance at end of period	$ 86,033	$ 75,345
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944
         or Jeffrey A. Williams, CFO at (479) 418-8021